Exhibit 23.01

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Symantec Corporation:

We consent to the use of our report dated October 26, 2018, with respect to the consolidated financial statements and effectiveness of internal control over financial reporting, incorporated by reference and to the reference to our firm under the heading “Experts” in the prospectus.

/s/ KPMG LLP

Santa Clara, California

March 26, 2019